EXHIBIT 99.1
Dr. Carladenise Armbrister Edwards Joins Clover Health Board of Directors

FRANKLIN, Tenn. – July 26, 2022 – Clover Health Investments, Corp. (NASDAQ: CLOV) (“Clover,” “Clover Health” or the “Company”), a physician enablement company committed to improving health equity for seniors, today announced the appointment of Carladenise Armbrister Edwards, Ph.D., to the Company’s Board of Directors.

Dr. Edwards is an accomplished healthcare executive with nearly three decades of healthcare, nonprofit and government experience. Currently the Henry Ford Health System’s Executive Vice President and Chief Strategy Officer, she leads the system’s strategic planning efforts and partnership ventures, business development and transformation initiatives, government affairs strategy, as well as Henry Ford Innovations, the health system’s multi-disciplinary team responsible for product design and commercialization, technology transfer, licensing agreements and international programs.

“From strategic roles in government and public service, to executive leadership positions at some of the nation's leading academic medical centers, Dr. Edwards brings unmatched experience and depth of knowledge to Clover,” said Vivek Garipalli, Chief Executive Officer of Clover. “Her track record of delivering results for multibillion dollar health and technology organizations and guiding them to optimal performance will be invaluable as we continue to strive to make data-driven primary care more equitable and accessible.”

“The Clover Health team is focused on solving some of healthcare’s biggest problems,” said Dr. Edwards. “I see Clover Assistant as a lever for alleviating some of the industry’s toughest challenges, especially to the benefit of our most vulnerable populations, and look forward to working closely with the executive team over the coming months and years to manifest its fullest potential.”

Prior to Henry Ford, Dr. Edwards was Executive Vice President and Chief Strategy Officer for Providence St. Joseph Health, a $24 billion Catholic health system comprising 51 hospitals and more than 800 clinics across seven states. Dr. Edwards’ experience includes several additional executive leadership roles, including Chief Administrative Officer for Providence Health & Services’ Population Health division and Chief Strategy Officer for Alameda Health System.

An expert in the intersection of healthcare and technology, Dr. Edwards also served as Founding President and CEO of Cal eConnect, Inc., a nonprofit corporation that governed California’s electronic Health Information Exchange. She additionally held technology based leadership roles in Georgia’s Department of Community Health.

Dr. Edwards earned a Ph.D. in Medical Sociology from the University of Florida, and a master’s degree in Education and Psychological Services and a bachelor’s degree in Sociology from the University of Pennsylvania. Dr. Edwards also studied neuroscience at the University of Leuven in Belgium and gerontology at the University of California, Los Angeles.

About Clover Health:
Clover Health (Nasdaq: CLOV) is a physician enablement company focused on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is underpinned by our proprietary software platform, Clover Assistant, which is designed to aggregate patient data from across the health ecosystem to support clinical decision-making and improve health outcomes. We operate two distinct lines of business: Insurance and Non-Insurance. Through our Insurance line of business, we provide PPO and HMO plans to Medicare Advantage members in several states. Our Non-Insurance line of business offers a variety of programs aimed at reducing expenditures and enhancing the quality of care for patients enrolled in fee-for-service Medicare. Clover’s corporate headquarters are in Franklin, Tenn.

Visit: www.cloverhealth.com

Press Contact:
Andrew Still-Baxter
press@cloverhealth.com

Investor Relations Contact:
Ryan Schmidt
investors@cloverhealth.com